EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 2-96332, No. 33-21569, No. 33-51965, No. 333-41077, No. 333-65995, No. 333-78941, No. 333-74244, and No. 333-105153 on Form S-8 of our report dated August 26, 2005, relating to the consolidated financial statements and financial statement schedule of Burlington Coat Factory Warehouse Corporation and Subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Burlington Coat Factory Warehouse Corporation and Subsidiaries for the year ended May 28, 2005.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
August 26, 2005